Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
of Matrixx Initiatives, Inc.

We consent to the incorporation by reference in the following Registration Statements of Matrixx Initiatives, Inc. and any amendments thereto: (1) No. 333-06199 on Form S-8; (2) No. 333-34019 on Form S-8; (3) No. 333-91679 on Form S-3; (4) No. 333-30194 on Form S-3; and (5) No. 333-99311 on Form S-8, of our report dated February 8, 2002, relating to the consolidated statements of operations, cash flows and changes in stockholders’ equity of Matrixx Initiatives, Inc. for the year ended December 31, 2001, which report appears or is incorporated by reference in the December 31, 2003 Annual Report on Form 10-K of Matrixx Initiatives, Inc.

/s/ Angell & Deering

Denver, Colorado
March 18, 2004